Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number 333-137395
Final Term Sheet

Issuer:	Selective Insurance Group, Inc.
Principal Amount:	$100,000,000
Security Type:	Junior Subordinated Notes due 2066
Legal Format:	SEC Registered
Ratings:	Baa3(Positive)/BBB-(Stable)/bbb(Stable)/BBB(Stable) Moody’s /S&P /A.M. Best /Fitch
Maturity:	September 27, 2066
Coupon:	7.5% per annum
Trade Date:	September 20, 2006
Optional Redemption:	At any time on or after September 26, 2011, at 100% of the principal amount, plus accrued and unpaid interest
Optional Deferral:	Maximum of 10 consecutive years per deferral
Settlement Date:	September 25, 2006
Listing:	Intend to apply to list on the NYSE; if approved, trading expected to begin within 30 days of issuance
Price to Public:	100%
Interest Payment Dates:	Interest is cumulative and payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning December 15, 2006, and on September 27, 2066
Tax Event Call:	At any time prior to September 25, 2011, at 100% of the principal amount, plus accrued and unpaid interest
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wachovia Capital Markets, LLC
Co-Managers:	BB&T Capital Markets, a division of Scott & Stringfellow, Inc., J.P. Morgan Securities Inc., Keefe Bruyette & Woods, Inc., Piper Jaffray & Co. and Raymond James & Associates
CUSIP:	816300 30 5
The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408 or Wachovia Capital Markets, LLC toll-free at 1-800-326-5897.